SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Midstates Petroleum Company, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

59804T407
(CUSIP Number)

October 21, 2016
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 20 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59804T407	13G	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,204,284 (including 243,053 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,204,284 (including 243,053 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,204,284 (including 243,053 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59804T407	13G	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners II AIV III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59804T407	13G	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore Intermediate III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59804T407	13G	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners TE Intermediate I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,808,134 (including 360,927 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,808,134 (including 360,927 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,808,134 (including 360,927 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59804T407	13G	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,012,418 (including 603,980 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,012,418 (including 603,980 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,012,418 (including 603,980 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59804T407	13G	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59804T407	13G	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON CSCP II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 59804T407	13G	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,513,388 (including 681,818 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,513,388 (including 681,818 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,513,388 (including 681,818 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.7%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 59804T407	13G	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 59804T407	13G	Page 11 of 20 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.6%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 59804T407	13G	Page 12 of 20 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.6%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 59804T407	13G	Page 13 of 20 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Midstates Petroleum Company, Inc.. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at 321 South Boston Avenue, Suite 1000 Tulsa, Oklahoma 74103.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i)	Centerbridge Credit Partners, L.P., a Delaware limited partnership ("CCP"), with respect to the Common Stock (as defined in Item 2(d) below) beneficially owned by it;
(ii)	Centerbridge Credit Partners TE Intermediate I, L.P., a Delaware limited partnership ("CCPTE I"), with respect to the Common Stock beneficially owned by it;
(iii)	Centerbridge Credit Partners General Partner, L.P., a Delaware limited partnership ("CCPGP"), as general partner of CCP and CCPTE I, with respect to the Common Stock beneficially owned by CCP and CCPTE I;
(iv)	Centerbridge Credit Partners Offshore Intermediate III, L.P. , a Delaware limited partnership ("CCPOI III"), with respect to the Common Stock beneficially owned by it;
(v)	Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership ("CCPOGP"), as general partner of CCPOI III, with respect to the Common Stock beneficially owned by CCPOI III;
(vi)	Centerbridge Credit Cayman GP Ltd., a Cayman Islands exempted company ("CCCGP"), as general partner of CCPGP and CCPOGP, with respect to the Common Stock beneficially owned by CCP, CCPTE I and CCPOI III;
(vii)	Centerbridge Special Credit Partners II AIV III, L.P., a Delaware limited partnership ("CSCP AIV"), with respect to the Common Stock beneficially owned by it;
(viii)	Centerbridge Special Credit Partners General Partner II, L.P., a Delaware limited partnership ("CSCPGP II"), as general partner of CSCP AIV, with respect to the Common Stock beneficially owned by CSCP AIV;
(ix)	CSCP II Cayman GP Ltd., a Cayman Islands exempted company ("CSCP II Cayman Ltd."), as general partner of CSCPGP II, with respect to the Common Stock beneficially owned by CSCP AIV;
(x)	Mark T. Gallogly ("Mr. Gallogly"), indirectly, through various intermediate entities control each of CCP, CCPTE I, CCPOI III and CSCP AIV (collectively, the "Centerbridge Funds"), , with respect to the Common Stock beneficially owned by the Centerbridge Funds; and
(xi)	Jeffrey H. Aronson ("Mr. Aronson"), indirectly, through various intermediate entities control each of the Centerbridge Funds, with respect to the Common Stock beneficially owned by the Centerbridge Funds.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 59804T407	13G	Page 14 of 20 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

Item 2(c).	CITIZENSHIP

CCP, CCPTE I, CCPGP, CCPOI III, CCPOGP, CSCP AIV and CSCPGP II are limited partnerships organized under the laws of the State of Delaware. CCCGP and CSCP II Cayman Ltd are exempted companies organized under the laws of the Cayman Islands. Messrs. Gallogly and Aronson are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.01 per share (the "Common Stock").

Item 2(e).	CUSIP NUMBER

59804T407

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _______________________________________

CUSIP No. 59804T407	13G	Page 15 of 20 Pages

Item 4.	OWNERSHIP

This Schedule 13G reports beneficial ownership of the shares of Common Stock beneficially owned by the Reporting Persons as of the date hereof.

A.	Centerbridge Credit Partners, L.P.
	(a)	Amount beneficially owned: 1,204,284 (including 243,053 shares of Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 4.8%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 25,000,000 shares of Common Stock issued and outstanding as reported to be outstanding as of October 21, 2016, the effective date of the Company’s bankruptcy plan, as disclosed in the Registration Statement of Form 8-A filed by the Company with the Securities Exchange Commission on October 21, 2016, and assumes the exercise of the warrants reported by such Reporting Person.
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 1,204,284 (including 243,053 shares of Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 1,204,284 (including 243,053 shares of Common Stock issuable upon exercise of warrants)

CCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPGP, its general partner, and CCCGP, the general partner of CCPGP. Neither CCPGP nor CCCGP directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP. However, none of the foregoing should be construed in and of itself as an admission by CCPGP or CCCGP or by any Reporting Person as to beneficial ownership of the shares of Common Stock owned by another Reporting Person. In addition, each of CCPGP and CCCGP expressly disclaims beneficial ownership of the shares of Common Stock owned by CCP.

B.	Centerbridge Credit Partners TE Intermediate I, L.P
	(a)	Amount beneficially owned: 1,808,134 (including 360,927 shares of Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 7.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 1,808,134 (including 360,927 shares of Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 1,808,134 (including 360,927 shares of Common Stock issuable upon exercise of warrants)

CCPTE I has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPGP, its general partner, and CCCGP, the general partner of CCPGP. Neither CCPGP nor CCCGP directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCPTE I. However, none of the foregoing should be construed in and of itself as an admission by CCPGP or CCCGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CCPGP and CCCGP expressly disclaims beneficial ownership of shares of Common Stock owned by CCPTE I.

CUSIP No. 59804T407	13G	Page 16 of 20 Pages

C.	Centerbridge Credit Partners General Partner, L.P.
	(a)	Amount beneficially owned: 3,012,418 (including 603,980 shares of Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 11.8%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 3,012,418 (including 603,980 shares of Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 3,012,418 (including 603,980 shares of Common Stock issuable upon exercise of warrants)

CCPGP does not directly own any of the shares of Common Stock. CCPGP, as general partner of CCP and CCPTE I has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by CCP and CCPTE I, which powers may also be exercised by CCCGP, the general partner of CCPGP. By reason of the provisions of Rule 13d-3 of the Act, CCPGP may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP and CCPTE I. However, none of the foregoing should be construed in and of itself as an admission by CCPGP or CCCGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CCPGP and CCCGP expressly disclaims beneficial ownership of shares of Common Stock owned by CCP and CCPTE I.

D.	Centerbridge Credit Partners Offshore Intermediate III, L.P. and Centerbridge Credit Partners Offshore General Partner, L.P.
	(a)	Amount beneficially owned: 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 2.0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 500,970 (including 77,838 shares of Common Stock issuable upon exercise of warrants)

CCPOI III has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPOGP, its general partner, and CCCGP, the general partner of CCPOGP. Neither CCPOGP nor CCCGP directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCPOI III. However, none of the foregoing should be construed in and of itself as an admission by CCPOGP or CCCGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CCPOGP and CCCGP expressly disclaims beneficial ownership of shares of Common Stock owned by CCPOI III.

CUSIP No. 59804T407	13G	Page 17 of 20 Pages

E.	Centerbridge Credit Cayman GP Ltd.
	(a)	Amount beneficially owned: 3,513,388 (including 681,818 shares of Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 13.7%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 3,513,388 (including 681,818 shares of Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 3,513,388 (including 681,818 shares of Common Stock issuable upon exercise of warrants)

CCCGP does not directly own any of the shares of Common Stock. CCCGP, as general partner of CCPGP and CCPOGP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by CCP, CCPTE I and CCPOI III. By reason of the provisions of Rule 13d-3 of the Act, CCCGP may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP, CCPTE I and CCPOI III. However, none of the foregoing should be construed in and of itself as an admission by CCCGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each CCCGP expressly disclaims beneficial ownership of shares of Common Stock owned by CCP, CCPTE I and CCPOI III

F.	Centerbridge Special Credit Partners II AIV III, L.P., CSCP II Cayman GP Ltd. and Centerbridge Special Credit Partners General Partner II, L.P.
	(a)	Amount beneficially owned: 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 4.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 1,068,913 (including 314,836 shares of Common Stock issuable upon exercise of warrants)

CSCP AIV has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CSCPGP II, its general partner, and CSCP II Cayman Ltd., the general partner of CSCPGP II. Neither CSCP II Cayman Ltd.nor CSCPGP II directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CSCP AIV. However, none of the foregoing should be construed in and of itself as an admission by CSCPGP II or CSCP II Cayman Ltd.or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CSCPGP II and CSCP II Cayman Ltd.expressly disclaims beneficial ownership of shares of Common Stock owned by CSCP AIV.

CUSIP No. 59804T407	13G	Page 18 of 20 Pages

G.	Mark T. Gallogly and Jeffrey Aronson
	(a)	Amount beneficially owned: 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)
	(b)	Percent of class: 17.6%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 4,582,301 (including 996,654 shares of Common Stock issuable upon exercise of warrants)

Messrs. Gallogly and Aronson, indirectly, through various intermediate entities control each of the Centerbridge Funds. Neither Mr. Gallogly nor Mr. Aronson directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by the Centerbridge Funds. However, none of the foregoing should be construed in and of itself as an admission by Messrs. Gallogly or Aronson or by any Reporting Person as to beneficial ownership of the shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Gallogly and Mr. Aronson expressly disclaims beneficial ownership of the shares of Common Stock owned by any of the Centerbridge Funds.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each of the Reporting Persons certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 59804T407	13G	Page 19 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: October 31, 2016

CENTERBRIDGE CREDIT PARTNERS, L.P.

By: Centerbridge Credit Partners General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II AIV III, L.P.

By: Centerbridge Special Credit Partners II, L.P., its general partner

By: CSCP II Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

CENTERBRIDGE CREDIT PARTNERS OFFSHORE INTERMEDIATE III, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS TE INTERMEDIATE I, L.P.

By: Centerbridge Credit Partners General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II, L.P.

By: CSCP II Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson

Name: Jeffrey H. Aronson

-----------------------------------

Title: Authorized Signatory

CSCP II CAYMAN GP LTD. By: /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson ----------------------------------- Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS

OFFSHORE GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson

--------------------------------------

Name: Jeffrey H. Aronson

Title: Authorized Signatory

CENTERBRIDGE CREDIT CAYMAN GP LTD. By: /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson ----------------------------------- Title: Authorized Signatory
/s/ Mark T. Gallogly ------------------------------------- MARK T. GALLOGLY
/s/Jeffrey H. Aronson ------------------------------- JEFFREY H. ARONSON

CUSIP No. 59804T407	13G	Page 20 of 20 Pages

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: October 31, 2016

CENTERBRIDGE CREDIT PARTNERS, L.P.

By: Centerbridge Credit Partners General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II AIV III, L.P.

By: Centerbridge Special Credit Partners II, L.P., its general partner

By: CSCP II Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

CENTERBRIDGE CREDIT PARTNERS OFFSHORE INTERMEDIATE III, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS TE INTERMEDIATE I, L.P.

By: Centerbridge Credit Partners General Partner, L.P., its general partner

By: Centerbridge Credit Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson

-----------------------------------

Name: Jeffrey H. Aronson

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II, L.P.

By: CSCP II Cayman GP Ltd., its general partner

By: /s/ Jeffrey H. Aronson

Name: Jeffrey H. Aronson

-----------------------------------

Title: Authorized Signatory

CSCP II CAYMAN GP LTD. By: /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson ----------------------------------- Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS

OFFSHORE GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson

--------------------------------------

Name: Jeffrey H. Aronson

Title: Authorized Signatory

CENTERBRIDGE CREDIT CAYMAN GP LTD. By: /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson ----------------------------------- Title: Authorized Signatory
/s/ Mark T. Gallogly ------------------------------------- MARK T. GALLOGLY
/s/Jeffrey H. Aronson ------------------------------- JEFFREY H. ARONSON